UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 8, 2012

Balchem Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-13648	13-257-8432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

New Hampton, NY 10958
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (845) 326-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 8, 2012, Balchem Corporation (the “Company”) announced the appointment of Richard A. Bendure, age 44, as Chief Operating Officer of the Company.  For the past 13 years, Mr. Bendure was employed by Nalco Company, an Ecolab, Inc. company (NYSE), in various senior management positions, serving most recently as Group Vice President, Americas, Water and Process Services, since November of 2011.  Prior to this position, he served as Nalco’s Group Vice President and Officer for their Global Strategic Business Units, and prior to that, President of its Asia Pacific Business Operations.

In connection with his appointment as Chief Operating Officer, the Company entered into an employment agreement with Mr. Bendure (the “Employment Agreement”), effective December 1, 2012. The Employment Agreement contemplates that Mr. Bendure will serve in his position for an initial term of three (3) years (the “Employment Period”), commencing on the effective date of the Employment Agreement. Thereafter, the term will be automatically extended for periods of one (1) year, unless timely notice of termination is provided prior to the end of the then current term to the other party.

The terms of the Employment Agreement provide that, among other things, Mr. Bendure will (i) be paid an annual base salary of $425,000, which may increase, but not decrease, as determined by our board of directors and (ii) commencing in 2013, have a cash bonus opportunity of up to, and in certain circumstances, over, 75% of base salary, contingent upon the achievement of annual mutually agreed upon objectives approved by our board of directors under the Company’s Incentive Compensation Plan. Under the Employment Agreement and starting January 1, 2013, Mr. Bendure will be eligible to participate in the Company’s Long Term Incentive Compensation Program under which he will be eligible to earn Company equity, in the form of stock options and Performance Award Restricted Shares, valued at up to, and in certain circumstances, over, 125% of his annual base salary.  Under the Employment Agreement, Mr. Bendure will also be eligible to participate in retirement and other employee benefit plans and policies that it makes generally available to other employees.

In addition to the above, under the Employment Agreement, Mr. Bendure will receive the following as “sign-on” incentive compensation: (1) 50,000 options to purchase Company Common Stock; (2) 20,000 shares of Restricted Company Stock; and (3) a cash bonus of $50,000.  The Restricted Shares will be subject to certain restrictions on sale and transfer until vested, and will vest and become transferable on a straight-line basis 8.33% every ninety (90) days, during the three (3) years following the Effective Date. Both the Stock Options and the Restricted Shares are subject to the terms and conditions of the Company’s current Stock Option Agreement and Restricted Stock Grant Agreement, as well as the Company’s Second Amended and Restated 1999 Stock Plan.

The Employment Agreement provides severance benefits in the event that Mr. Bendure experiences certain qualifying terminations. If during the Employment Period or any subsequent renewal thereof, the Company terminates Mr. Bendure’ s employment without cause, or because Mr. Bendure (i) notified the Company of his intention not to renew his employment agreement or (ii) to terminated his employment with Company within twelve (12) months after being demoted by Company or being constructively terminated by the Company, Mr. Bendure will be entitled to receive an amount equal to 100% of his then-current annual base salary over twelve (12) equal monthly installments. Furthermore, Mr. Bendure’s unvested “sign-on” stock options and restricted shares also will immediately become fully vested, exercisable and transferable, as applicable.

If during the Employment Period or any subsequent renewal thereof, a “change in control” occurs and within twenty-four (24) months following the occurrence of the change in control, the Company or its successor terminates Mr. Bendure’ s employment without cause, Mr. Bendure will be entitled to receive: (1) a lump sum amount equal to 150% of his then-current annual base salary and (2) the amount of any bonus paid or payable to him in respect of the year prior to the year of termination. Furthermore, Mr. Bendure’s unvested “sign-on” stock options and restricted shares also will immediately become fully vested, exercisable and transferable, as applicable.

If during the Employment Period or any subsequent renewal thereof, a “change in control” occurs and within twenty-four (24) months following the occurrence of the change in control Mr. Bendure elects to terminate his employment with the Company or its successor, Mr. Bendure will be entitled to receive 100% of his then-current annual base salary over twelve (12) equal monthly installments.

On November 8, 2012, the Company issued a press release announcing the appointment Mr. Bendure to Chief Operating Officer and a copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release issued by Balchem Corporation on November 8, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALCHEM CORPORATION

By:/s/ Dino A. Rossi
Dino A. Rossi, President,
Chief Executive Officer

Dated: November 8, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Balchem Corporation on November 8, 2012.